Exhibit 99.1

FOR IMMEDIATE RELEASE			November 14, 2013
Media Contacts:	Jenna Shaver, Jim McDonald,	(602) 250-4403 (602) 250-3738
Analyst Contact:	Paul Mountain,	(602) 250-4952
Website:	aps.com/newsroom

ARIZONA CORPORATION COMMISSION SETS NEW

DIRECTION FOR NET METERING POLICY

Establishes that cost shift creates burden on non-solar electricity customers

PHOENIX — The Arizona Corporation Commission ruled today that Arizona’s net metering program should spread the cost of maintaining a reliable electrical grid more fairly among all APS customers. In a 3 to 2 vote, the ACC instituted a charge on future customers who install rooftop solar panels and directed APS to provide quarterly reports on the pace of rooftop solar adoption to assist the Commission in considering further increases.

The charge of $0.70 per kilowatt will be effective on Jan. 1, 2014, and is estimated to collect $4.90 per month from a typical future rooftop solar customer to help pay for their use of the electricity grid. The new policy will be in effect until the next APS rate case, which the ACC directed the company to file in 2015.

In making its decision, the ACC determined that the current net metering program creates a cost shift, causing non-solar utility customers to pay higher rates to cover the costs of maintaining the electrical grid. The cost shift to non-solar customers is what prompted APS to propose net metering reforms earlier this year. ACC professional staff and the state’s Residential Utility Consumer Office (RUCO), among other organizations, also agreed that a cost shift exists.

The fixed charge does not increase APS revenue, but instead will modestly reduce the impact of the cost shift on non-solar customers. The ACC acknowledged that the new charge addresses only a portion of the cost shift.

“The Arizona Corporation Commission has taken an important step in reforming the state’s net metering policy,” said Don Brandt, APS Chairman, President and CEO. “The ACC determined that net metering creates a cost shift. We applaud the ACC for cutting through the rhetoric and focusing on how the cost shift impacts non-solar customers.

“Of course, having determined that a problem exists, we would have preferred for the ACC to fix it. The proposal adopted by the ACC, and surprisingly championed by the state’s consumer advocate RUCO, falls well short of protecting the interests of the one million residential customers who do not have solar panels. We will continue to advocate forcefully for the best interests of our customers and for a sustainable solar policy for Arizona.”

Current solar customers and those who submit an application and a signed contract with a solar installer to APS by Dec. 31, 2013, are not subject to the new fixed charge.

APS, Arizona’s largest and longest-serving electricity utility, serves more than 1.1 million customers in 11 of the state’s 15 counties. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).